                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              KOHL'S CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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Notes:

                                     LOGO

                          N56 W17000 RIDGEWOOD DRIVE
                       MENOMONEE FALLS, WISCONSIN 53051

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 27, 1998

To Our Shareholders:

  The Annual Meeting of Shareholders of Kohl's Corporation, a Wisconsin corporation (the "Company"), will be held at Davians Banquet & Conference Center, 16300 West Silver Spring Drive, Menomonee Falls, Wisconsin 53051, on Wednesday, May 27, 1998, at 10:00 a.m., for the following purposes:

1. To elect three directors to serve for a three-year term.

2. To ratify the appointment of Ernst & Young LLP as independent auditors.

3. To consider and act upon a proposal by a shareholder.

4. To act upon any other business that may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on April 10, 1998, are entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY MAY BE REVOKED.

                                          By Order of the Board of Directors

                                          John F. Herma
                                          Secretary

Menomonee Falls, Wisconsin
April 20, 1998

                                     LOGO

                          N56 W17000 RIDGEWOOD DRIVE
                       MENOMONEE FALLS, WISCONSIN 53051

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 27, 1998

                               ----------------

  The Board of Directors of Kohl's Corporation (the "Company") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on May 27, 1998, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 78,968,401 shares (pre-split) of Common Stock outstanding at the close of business on April 10, 1998, will be entitled to notice of and to vote at the meeting. Each such shareholder is entitled to one (1) vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

  The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

  References herein to a "fiscal year" are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 31, 1998 is referred to herein as "fiscal 1997."

  This proxy statement, the accompanying proxy and the Company's Annual Report for fiscal 1997 are being furnished to shareholders beginning on or about April 20, 1998.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of three nominees to serve as Class III directors for a three-year term expiring in 2001, and until their successors are elected. The three Class III nominees are John F. Herma, R. Lawrence Montgomery and Frank V. Sica.

  The Company's Articles of Incorporation provide that the Company's Board of Directors shall consist of not less than five nor more than fifteen persons. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. The Board of Directors currently consists of nine members: three of whom are Class I directors whose terms expire at the 1999 Annual Meeting; three of whom are Class II directors whose terms expire at the 2000 Annual Meeting; and three of whom are Class III directors whose terms expire at this Annual Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

  Following is information regarding the nominees and directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

                                                                        FIRST
                                                                       YEAR AS
                                                                       DIRECTOR
                                                                       --------
NOMINEES FOR ELECTION AS CLASS III DIRECTORS
(Terms to expire in 2001)
  John F. Herma, 50...................................................   1988
    Chief Operating Officer and Secretary of the Company.
  R. Lawrence Montgomery, 49..........................................   1994
    Vice Chairman of the Company.
  Frank V. Sica, 47(2)................................................   1988
    Mr. Sica is a director of CSG Systems International, Inc. and Sita
    Telecommunications Holdings, N.V. Formerly Managing Director in
    the Merchant Banking Division of Morgan Stanley & Co. Incorporated
    from 1988 to 1998.
CLASS II DIRECTORS
(Terms to expire in 2000)
  Jay H. Baker, 63....................................................   1988
    President of the Company.
  Herbert Simon, 63...................................................   1988
    Co-Chairman of the Board of Directors of Simon DeBartolo Group,
    Inc., a publicly held real estate investment trust engaged in the development and management of shopping centers and Co-Chairman of
    Melvin Simon & Associates, Inc., a real estate developer and manager.
  Peter M. Sommerhauser, 55...........................................   1988
    Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee,
     Wisconsin.
CLASS I DIRECTORS
(Terms to expire in 1999)
  James D. Ericson, 62(1).............................................   1997
    President and Chief Executive Officer of The Northwestern Mutual
    Life Insurance Company. Mr. Ericson is a Trustee of The
    Northwestern Mutual Life Insurance Company and ex-officio member of all standing committees of the Board of Trustees (except Audit
    Committee). Mr. Ericson is a director of MGIC Investment
    Corporation, Green Bay Packaging and Consolidated Papers, Inc.
  William S. Kellogg, 54..............................................   1988
    Chairman and Chief Executive Officer of the Company.
  R. Elton White, 55 (1) (2)..........................................   1994
    Formerly President (1991-1994) and an Executive Vice President
    (1987-1991) of NCR Corporation. Mr. White is a director of
    Flowserve Corporation and Keithley Instruments, Inc.

--------
(1) Member of the Compensation and Stock Option Committee.
(2) Member of the Audit Committee.

  The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

  The Company's Board of Directors held four formal meetings during fiscal 1997. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During fiscal 1997 each director attended at least 75% of the full board meetings and meetings of committees on which such director served, except Mr. Simon.

DIRECTOR COMMITTEES AND COMPENSATION

  The Company's Board of Directors has two standing committees: a Compensation and Stock Option Committee and an Audit Committee.

  The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's stock option plans and to grant options thereunder. In addition, the Compensation and Stock Option Committee reviews the Chairman's, President's, Chief Operating Officer's and Vice Chairman's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's other compensation and benefit plans and (iii) adopting and changing major compensation policies and practices, and reports its recommendations to the whole Board of Directors for approval and to authorize action. During fiscal 1997, the Compensation and Stock Option Committee accomplished its business without a formal meeting.

  The duties of the Audit Committee are to recommend to the whole Board of Directors the selection of independent auditors to audit annually the books and records of the Company, to review the activities and the reports of the independent auditors and to report the results of such review to the whole Board of Directors. The Audit Committee met two times during fiscal 1997.

  Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. During fiscal 1997, directors who were not officers or employees of the Company or any of its subsidiaries were each awarded options to purchase 8,000 shares of Common Stock pursuant to the Company's 1997 Stock Option Plan for Outside Directors. Directors are not otherwise compensated for their services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted above, Messrs. Ericson and White are currently members of the Compensation and Stock Option Committee of the Board of Directors. During parts of fiscal 1997, Mr. Sica served on the Committee. Mr. Sica was a Managing Director in the Merchant Banking Division of Morgan Stanley & Co. Incorporated ("Morgan Stanley") from 1988 to 1998. Morgan Stanley has performed investment banking and other services for the Company in the past and may do so in the future.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following information is furnished as of March 12, 1998 (unless otherwise noted) to indicate beneficial ownership of shares of the Company's Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, and all executive officers and directors of the Company, as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The number of shares indicated are adjusted to reflect the two-for-one stock split effected in the form of a dividend to be paid on April 27, 1998, to shareholders of record on April 10, 1998 (the "stock split"). Indicated options are all exercisable within 60 days of March 12, 1998.

                                                           AMOUNT       PERCENT
                                                        BENEFICIALLY      OF
      NAME OF BENEFICIAL OWNER                             OWNED         CLASS
      ------------------------                          ------------    -------
      William S. Kellogg...............................  11,765,746(1)    7.4%
      Jay H. Baker.....................................   5,629,196(2)    3.6
      John F. Herma....................................   7,188,862(3)    4.5
      R. Lawrence Montgomery...........................     764,860(4)      *
      Kevin B. Mansell.................................     607,610(5)      *
      James D. Ericson.................................       2,000         *
      Frank V. Sica....................................       4,000         *
      Herbert Simon....................................         -0-       --
      Peter M. Sommerhauser............................     398,224(6)      *
      R. Elton White...................................      10,000         *
      All directors and executive officers
       as a group (16 persons).........................  27,497,448(7)   17.1
      The Equitable Companies Incorporated.............  14,970,412(8)
       787 Seventh Avenue                                                 9.5
       New York, New York 10019
      Putnam Investments, Inc..........................  10,120,142(9)    6.4
       One Post Office Square
       Boston, Massachusetts 10036
      Provident Investment Counsel, Inc................   9,899,370(10)   6.3
       300 North Lake Avenue
       Pasadena, California 91101
      The Prudential Insurance Company of America......   8,766,252(11)   5.6
       Prudential Plaza
       Newark, New Jersey 07102

--------
*   Less than 1%.
(1) Includes 10,034,346 shares held in trust for the benefit of Mr. Kellogg's family but as to which Mr. Sommerhauser has sole voting and investment power and 52,860 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president. Excludes 1,268,892 shares held in trust for the benefit of Mr. Baker's family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power. Includes 775,000 shares represented by stock options.
(2) Includes 1,268,892 shares held in trust for the benefit of Mr. Baker's family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power and 134,660 shares held by a charitable foundation for which Mr. Baker serves as a director and president. Also includes 387,500 shares represented by stock options.
(3) Includes 5,777,642 shares held in trust for the benefit of Mr. Herma's family but as to which Mr. Sommerhauser has sole voting and investment power and 23,800 shares held by a charitable foundation for which Mr. Herma serves as a director and president. Also includes 387,500 shares represented by stock options.
(4) Includes 125,948 shares held in trust for the benefit of Mr. Montgomery's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 428,328 shares represented by stock options.

(5) Includes 138,000 shares held in trust for the benefit of Mr. Mansell's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 265,078 shares represented by stock options.
(6) Excludes 17,400,828 shares held in trust for the benefit of the families of executive officers, as noted in the footnotes above, or held in trust for the benefit of the family of a retired executive officer of the Company, as to which Mr. Sommerhauser has sole or shared voting and investment power. Includes 81,042 shares held in trusts for the benefit of Mr. Sommerhauser's family as to which Mr. Sommerhauser has no voting or investment power. Excludes 211,320 shares held by charitable foundations, as noted in the footnotes above, for which Mr. Sommerhauser acts as a director and may be deemed to have shared voting and investment power. Includes 6,000 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director.
(7) Includes 3,211,360 shares represented by stock options.
(8) Based upon information as of December 31, 1997 set forth an Amendment No. 1 to Schedule 13G. According to their joint filing, The Equitable Companies Incorporated; four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively the "Mutuelles AXA" as a group); AXA-UAP and their subsidiaries each has sole voting power with respect to 9,265,006 shares, shared voting power with respect to 1,264,800 shares, sole dispositive power with respect to 14,970,412 shares and shared dispositive power with respect to no shares.
(9) Based on information as of December 31, 1997 as set forth in Schedule 13G. According to its filing, Putnam Investments, Inc. ("Putnam") has shared voting power with respect to 339,106 shares, shared dispositive power with respect to 10,120,142 shares and sole voting or dispositive power with respect to no shares. Putnam is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036.
(10) Based on information as of December 31, 1997 as set forth in Amendment No. 1 to Schedule 13G. According to its filing, Provident Investment Counsel, Inc. has sole voting power with respect to 8,216,620 shares, shared voting power with respect to no shares, sole dispositive power with respect to 9,899,370 shares and shared dispositive power with respect to no shares.
(11) Based upon information as of December 31, 1997 set forth in Amendment No. 5 to Schedule 13G. According to its filing, The Prudential Insurance Company of America ("Prudential") has sole voting and dispositive power with respect to 720,800 shares, shared voting power with respect to 7,332,052 shares and shared dispositive power with respect to 8,045,452 shares. Jennison Associates Capital Corp., 466 Lexington Avenue, New York, New York, 10017, a subsidiary of Prudential, has filed its own
     Schedule 13G indicating beneficial ownership of 8,580,400 shares.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Based solely upon its review of Form 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, except as noted below, all of such forms were filed on a timely basis by reporting persons. Messrs. Sica and Simon filed one late Form 4 with respect to one stock option grant in fiscal 1997. Mr. Baker filed two late Form 4s, the first with respect to a gift of Common Stock and the second with respect to a sale of shares of Common Stock in fiscal 1997.

                            EXECUTIVE COMPENSATION

  The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at January 31, 1998 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company. The number of shares underlying stock options indicated in this table and those that follow are adjusted to reflect the stock split.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                        ANNUAL COMPENSATION            AWARDS(1)
                                ----------------------------------- ------------
                                                                       SHARES
                                                                     UNDERLYING
NAME AND PRINCIPAL       FISCAL                      OTHER ANNUAL      STOCK        ALL OTHER
POSITION                  YEAR    SALARY    BONUS   COMPENSATION(2)  OPTIONS(#)  COMPENSATION(3)
------------------       ------ ---------- -------- --------------- ------------ ---------------
William S. Kellogg......  1997  $1,024,831 $353,468     $     0       100,000        $7,824
 Chairman of the Board
  and                     1996     948,916  327,284           0       200,000         6,245
 Chief Executive Officer  1995     861,622   91,830           0       200,000         5,604
Jay H. Baker............  1997     873,050  301,118           0        50,000         7,808
 President                1996     808,380  278,813           0       100,000         6,155
                          1995     734,014   78,230           0       100,000         5,595
John F. Herma...........  1997     539,034  185,915           0        50,000         7,771
 Chief Operating Officer  1996     499,106  172,143           0       100,000         5,855
                          1995     453,192   48,300           0       100,000         5,226
R. Lawrence Montgomery..  1997     460,024  151,808      48,293       120,000         7,528
 Vice Chairman            1996     422,049  132,008      50,383       370,000         5,046
                          1995     341,250   35,000      36,294        80,000         4,440
Kevin B. Mansell........  1997     335,000  115,500      48,597        70,000         6,578
 Executive Vice
  President               1996     272,500   92,400      50,316       130,000         3,244
 General Merchandise      1995     230,833   23,500      36,245        48,000         1,865
 Manager

--------
(1) None of the named executive officers held restricted stock at the end of fiscal 1997.
(2) Fiscal 1997 amounts consist of interest expense and related tax reimbursement payments for Mr. Montgomery and Mr. Mansell made under a certain agreement described below. See "Executive Compensation--Other Agreements," below. Perquisites and other personal benefits (valued on the basis of incremental cost to the Company) did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for any of the named executive officers.
(3) Includes matching contributions by the Company for fiscal 1997 under the Company's savings plan in the following amounts: Mr. Kellogg ($3,274), Mr. Baker ($3,258), Mr. Herma ($3,221), Mr. Montgomery ($3,247) and Mr. Mansell ($3,261). Also includes a contribution of $2,080 by the Company for fiscal 1997 to the Kohl's retirement plan account under the Company's savings plan for each executive listed. Also includes the following amounts paid by the Company during fiscal 1997 for term life, long term disability and accidental death and dismemberment insurance under the Company's life insurance plan: Mr. Kellogg ($2,470), Mr. Baker ($2,470), Mr. Herma ($2,470), Mr. Montgomery ($2,201) and Mr. Mansell ($1,237).

OPTION GRANTS IN LAST FISCAL YEAR

  The Company has adopted a 1992 Long-Term Compensation Plan (the "1992 Plan"), a 1994 Long-Term Compensation Plan (the "1994 Plan") and a 1997 Stock Option Plan for Outside Directors (the "1997 Plan"). The 1992 Plan authorizes awards through May 14, 2002 for up to 11,400,000 shares of Common Stock, after adjustment to reflect the stock split, of which 235,548 shares were available for grant as of the end of fiscal 1997. The 1994 Plan authorizes awards through May 24, 2004 for up to 12,000,000 shares of Common Stock, after adjustment for the stock split, 9,089,050 shares of which were available for grant as of the end of fiscal 1997. The 1997 Plan authorizes awards for up to 200,000 shares of Common Stock, after adjustment to reflect the stock split, of which 160,000 shares were available for grant as of the end of fiscal 1997. Awards under the 1992 Plan and the 1994 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. Awards under the 1997 Plan may be in the form of stock options only. During fiscal 1997, only stock options were granted under the 1992 Plan, 1994 Plan and 1997 Plan.

  The table below provides information regarding option grants during fiscal 1997 adjusted to reflect the stock split to the persons named in the Summary Compensation Table.

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                           NUMBER OF                                            ANNUAL RATE OF STOCK
                            SHARES       % OF TOTAL                            PRICE APPRECIATION FOR
                          UNDERLYING   OPTIONS GRANTED   EXERCISE                OPTION TERM(S)(4)
                            OPTIONS    TO EMPLOYEES IN    PRICE     EXPIRATION ----------------------
NAME                     GRANTED(1)(2)   FISCAL YEAR   ($/SHARE)(3)    DATE        5%         10%
----                     ------------- --------------- ------------ ----------     --     -----------
William S. Kellogg......    100,000          4.5%        $34.000     01/13/13  $3,668,356 $10,802,644
Jay H. Baker............     50,000          2.2          34.000     01/13/13   1,834,178   5,401,322
John F. Herma...........     50,000          2.2          34.000     01/13/13   1,834,178   5,401,322
R. Lawrence Montgomery..    120,000          5.4          34.000     01/13/13   4,402,027  12,963,173
Kevin B. Mansell........     70,000          3.1          34.000     01/13/13   2,567,849   7,561,851

--------
(1) All options granted in the fiscal year were awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and are exercisable in four equal annual installments commencing one year from date of grant, with full vesting occurring on the fourth anniversary of the date of grant. Options were granted January 13, 1998.
(2) The Compensation and Stock Option Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.
(3) The Exercise Price is adjusted to reflect the stock split.
(4) These amounts do not represent the present value of the options. Amounts shown represent what would be received upon exercise (fifteen years after the date of grant) assuming certain rates of stock price appreciation during the entire period. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

  The table below provides information regarding exercises of stock options during fiscal 1997 (adjusted for the stock split) and the value of stock options held at January 31, 1998 by the persons named in the Summary Compensation Table.

                                               NUMBER OF SHARES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES            OPTIONS AT FISCAL YEAR    IN-THE-MONEY OPTIONS AT
                         ACQUIRED                     END                 FISCAL YEAR END
                            ON     VALUE   ------------------------- -------------------------
NAME                     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
William S. Kellogg......       0         0   750,000      350,000    $18,786,713  $5,122,638
Jay H. Baker............       0         0   375,000      175,000      9,393,356   2,561,319
John F. Herma...........       0         0   375,000      175,000      9,393,356   2,561,319
R. Lawrence Montgomery..  35,072  $679,467   353,328      772,500      9,067,525  15,004,779
Kevin B. Mansell........  29,322   568,307   238,078      191,500      6,157,438   2,370,489

EMPLOYMENT AGREEMENTS

  The Company has Employment Agreements with Messrs. Kellogg, Baker, Herma and Montgomery. As of the end of fiscal 1997, Mr. Kellogg's Employment Agreement provided for an annual base salary of $1,071,114, Mr. Baker's Employment Agreement provided for an annual base salary of $912,479, Mr. Herma's Employment Agreement provided for an annual base salary of $563,378, and Mr. Montgomery's Employment Agreement provided for an annual base salary of $460,024, in each case subject to increase by the Company's Board of Directors. Each of Messrs. Kellogg, Baker, Herma and Montgomery is also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. Under the Employment Agreements, each executive, his spouse and dependents are entitled to post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to that received by the executive at the time of his retirement. Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for "Cause" (as defined in the Employment Agreements), by the executive for "Good Reason" (as defined in the Employment Agreements but which does not include a change-of-control of Kohl's), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon his death, such executive's estate will receive the executive's then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive's employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive's then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive's employment would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of his employment.

OTHER AGREEMENTS

  During fiscal 1992, certain of the Company's executive officers entered into agreements with the Company pursuant to which the Company agreed (in consideration for each executive's agreement not to make a certain election under Section 83(b) of the Code) to lend the executive sufficient funds to enable the executive to pay tax on income recognized by the executive attributable to the lapse or termination of transfer restrictions on shares of Common Stock owned by the executive, plus an amount equal to 62% of the proceeds received by the executive from the sale of Common Stock in the Company's initial public offering. Each executive also agreed to apply all proceeds received from the sale of Common Stock in the Company's initial public offering toward payment of the executive's income tax obligations. The restrictions lapsed on the date of consummation of the initial public offering. Because each such executive did not make an election under Section 83(b) of the Code at the time of the acquisition of his shares, the Company received a federal and state income tax deduction in an amount equal to the difference between the fair market value of the executive's Common Stock on the date of the initial public offering and the original purchase price.

  The executive officers who entered into these agreements, and the largest amount of indebtedness outstanding during fiscal 1997 in accordance with each, were: Caryn Blanc ($223,867), Kevin Mansell ($476,887), and R. Lawrence Montgomery ($477,525). As of April 1, 1998, their respective loan balances were: Ms. Blanc ($182,948), Mr. Mansell ($399,369), and Mr. Montgomery ($380,628).

  The loans which bear interest at 5.65% per annum are payable on December 9, 1998; provided, however, that (1) if the executive's employment terminates for any reason other than retirement, disability or death, the loans are immediately payable, (2) if the executive's employment terminates for retirement, disability or death, the loans are payable the earlier of one year after such termination of employment or December 9, 1998, and (3) in the event the executive or trusts established for the executive's family sells any Common Stock, an agreed upon principal amount of the loan is payable for each share of Common Stock so sold. The Company will pay each such executive additional compensation equal to any interest payment on his loan, grossed-up for any tax payable by the executive by reason of such additional compensation (but taking into account the tax benefit for interest on the loan which is deductible by the executive). Each loan is secured by a pledge of Common Stock owned by the executive having a fair market value of 125% of the unpaid principal amount of the loan, calculated as of the end of the preceding calendar quarter.

OTHER TRANSACTIONS

  Messrs. Sica, Simon and Sommerhauser are directors of the Company and have certain relationships with the Company. See "Compensation Committee Interlocks and Insider Participation" for a discussion of Mr. Sica's relationship.

  The Company occupies 13 stores that it leases from entities owned or managed by Mr. Simon, his brother and their immediate families. During fiscal 1997, the Company incurred rent expense of $3.8 million in connection with such leases. The Company believes that the terms and conditions of such leases are at least as favorable to the Company as could be obtained from unaffiliated parties.

  Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company. Mr. Sommerhauser beneficially owns 398,224 shares of Common Stock, excluding 17,612,148 additional shares as to which Mr. Sommerhauser has sole or shared voting and investment power. See "Beneficial Ownership of Shares".

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors of Kohl's Corporation (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which compensation determinations for fiscal 1997 were made by the Committee with respect to the executive officers of the Company.

COMPENSATION PHILOSOPHY

  It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

  . Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

  . Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

COMPENSATION PROGRAM COMPONENTS

  The particular elements of the Company's compensation program for executive officers are explained below.

  Base Salary. The Committee establishes, in its discretion, increases in salaries for the Chairman, President, Chief Operating Officer and Vice Chairman. The Chairman, President, Chief Operating Officer and Vice Chairman generally determine, in their discretion, based primarily on individual performance evaluations, increases in salaries for the other executive officers, but the Committee reviews their decisions. Salary increases generally range from 0-9%, but in some cases may increase more than 9% to reflect increased responsibilities or to raise an executive officer's salary to a level commensurate with the person's position within the Company. The Committee and Messrs. Kellogg, Baker, Herma and Montgomery rely on certain information described below under "Summary" and on the judgment of the Company's Human Resources Department that salary levels of executive officers are generally competitive.

  During fiscal 1997, Mr. Kellogg's base salary increased 8% from $991,772 to $1,071,114 effective September 1, 1997. Mr. Baker's and Mr. Herma's salaries also increased 8% to $912,479 and $563,378, respectively. The percentage increase was the same as in the previous year, and is consistent with the Committee's current intention generally to award 8% annual increases to Messrs. Kellogg, Baker and Herma assuming acceptable corporate performance as determined in the sole discretion of the Committee, without limitation as to the criteria that the Committee could consider. Mr. Montgomery's salary increased to $460,024, effective February 1, 1997, in recognition of his increased responsibilities. The fiscal 1997 increases for Messrs. Kellogg, Baker, Herma and Montgomery were based on the Committee's assessment of overall corporate performance and were not based on specific criteria. Under the terms of the employment agreements for Messrs. Kellogg, Baker, Herma and Montgomery, their base salaries cannot be reduced without their consent. During fiscal 1997, salaries for executive officers (other than those named in the Summary Compensation Table) increased 7.9% on average.

  Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company's executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Company's Board of Directors fixes income (before extraordinary items and non-recurring charges) goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved (up to 22.5% of base pay (28% in the case of the Company's

Senior Vice Presidents and 33% in the case of the Company's executive officers)). The income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 363 associates participated in the plan.

  For fiscal 1997, Messrs. Kellogg, Baker, Herma and Montgomery each received bonuses under the plan aggregating approximately 33% of annual salary at year-end, the same percentage received by all other executive officers participating in the plan. The maximum bonus under the plan was earned because the Company achieved income before extraordinary items and non-recurring charges in excess of the highest performance goal ($133.0 million) set by the Board.

  Long-Term Compensation. The Company's 1992 and 1994 Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 1997.

  Stock options are granted under the plan at the prevailing market price and will only have value if the Company's stock price increases after the grant. Generally, option grants vest in four equal annual increments, and (except for certain circumstances) participants must be employed by the Company at the time of vesting in order to exercise the options.

  The Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the dilutive effect on the Company's other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Committee regularly requests and receives recommendations from the Chairman, President, Chief Operating Officer and Vice Chairman regarding option grants for the other executive officers.

  In fiscal 1997, after adjustment to reflect the stock split, options for 678,000 shares of Common Stock were granted by the Committee to the Company's executive officers, including grants of 100,000, 50,000, and 50,000 shares to Messrs. Kellogg, Baker and Herma, respectively. Mr. Montgomery was granted 120,000 shares in recognition of his increased responsibilities. The grants to Messrs. Kellogg, Baker and Herma were for the same number of shares as in the previous year granted on January 7, 1997 to be contemporaneous with options granted to all other key associates and are consistent with the Committee's current intention generally to continue historical compensation practices for them. On January 7, 1997, Mr. Montgomery was granted 90,000 shares.

TAX LAW LIMITATION ON DEDUCTIBILITY OF COMPENSATION

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 1997. Messrs. Kellogg and Baker have deferred a portion of their compensation.

SUMMARY

  The Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interest of its shareholders. The Committee regularly reviews the Company's compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

  In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Committee reviews compensation surveys and certain publicly available compensation information disclosed by other retailers. The base salary and bonus of the chief executive officers of retail companies participating in an annual compensation study of the retail industry by Hay Group, Inc. ranged from a low of $780,000 to a high of $3,250,000 in 1997. The base salary and bonus of the chief executive officers of retailers that constitute the Standard & Poor's Retail (Department Stores) Index (the "peer group index" used in the Company's stock price performance graph) ranged from a low of $350,000 to a high of $2,800,000 in 1996 as indicated in the retailers' respective proxy statements. The mean salary and bonus of the companies in the peer group was $1,584,869 and the median was $1,595,000. Mr. Kellogg's fiscal 1997 salary and bonus were below these 1996 averages. The fiscal 1997 mean salary and bonus of the other named executive officers of the Company was also below the 1996 mean salary and bonus of the other named executive officers of the retailers in the Company's peer group index. Finally, the Company's compensation programs providing stock based compensation to executive officers are periodically submitted to shareholders for review and approval.

  After a review of all existing programs, the Committee believes that the total compensation program for executive officers is consistent with the Committee's compensation philosophy. Base salaries are set at levels that the Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The 1992 and 1994 Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Committee considers the overall executive compensation package an important reason for the Company's success to date.

                                          COMPENSATION AND
                                          STOCK OPTION COMMITTEE

                                          James D. Ericson
                                          R. Elton White
                                          Frank V. Sica

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph shows changes since January 29, 1993 and January 31, 1998 (the last day in fiscal 1997) in the value of $100 invested in (1) the Company,
(2) the Standard & Poor's 500 Index and (3) the Retail (Department Stores)-500 Index, as calculated by Standard & Poor's Compustat Services, Inc. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

                       [PERFORMANCE GRAPH APPEARS HERE]

             Kohl's Corporation   Retail (Dept. Stores)   S&P 500 Index
             ------------------   ---------------------   -------------
1993               100.00                100.00              100.00
1994               136.70                110.26              110.55
1995               126.26                101.84              113.42
1996               165.11                119.84              157.24
1997               223.73                130.03              198.26
1998               399.27                170.14              251.14

                              PROPOSAL NUMBER TWO

                           RATIFICATION OF AUDITORS

  Proxies solicited by the Board of Directors will unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 1998. Ernst & Young LLP has been the Company's independent auditors since the Company's incorporation in 1988. The Company has been advised by Ernst & Young LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

  A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                             PROPOSAL NUMBER THREE

                             SHAREHOLDER PROPOSAL

  Mr. Aaron M. Epstein of North Hollywood, California, owner of 200 shares of Common Stock, has indicated that he intends to submit the following proposal at the meeting:

  "RESOLVED:

  The shareholders of Kohl's, Inc. request the Board of Directors to prepare a report at a reasonable expense describing the Company's actions to ensure that it does not and will not do business with foreign suppliers who manufacture items for sale in the United States using forced labor, convict labor, or illegal child labor, or who fail to satisfy all applicable laws and standards protecting their employees' wages, benefits, working conditions, freedom of association, and other rights.

  The report should include:

  1. Summary of current monitoring practices enforcing the Company's policies for its manufacturers and suppliers.

  2. Establishment of independent monitoring programs in conjunction with local respected religious and human rights groups.

  3. Establishment of incentives to encourage suppliers to raise standards rather than terminate contracts.

  4. Public disclosure of contract supplier reviews on a regular basis."

  The following was submitted in support of such resolution:

  "As U.S. companies import more goods, concern is growing about working conditions in many nations that fall far below basic standards of fair and humane treatment. Several years ago, a controversy arose after reports that goods made by convicts in Chinese prisons were being imported into the United States for sale to consumers. The Tariff Act of 1930 makes it illegal to import any goods made by forced labor, including convict labor. China's use of prison labor and its record on human rights generally are issues in the debate about whether China should enjoy "most favored nation" trading status with the United States.

  Public concern has also been voiced in the wake of reports that retail items were manufactured using illegal child labor, unsafe or unhealthy working conditions, and similar conditions. In April 1997 the White House Apparel Industry Partnership, which was appointed by President Clinton to make recommendations in this area, presented a report to the President setting out a Workplace Code of Conduct and Principles of

  Monitoring for the apparel and footwear industry. The standards in that report, if implemented comprehensively and diligently, are intended to eliminate poor working conditions for workers in the U.S. and abroad.

  I am submitting this proposal because Kohl's imports many goods into the United States, and thus we as shareholders have a strong interest in learning what steps Kohl's is taking to monitor and control the conditions under which the goods it sells are produced. Reports that overseas suppliers are exploiting workers may damage a company's reputation and generate a consumer backlash.

  In our view too, it makes good business sense to enforce strict sourcing standards. For example, there are subterfuges that suppliers can use to import goods made by forced labor into the United States. Also, when the federal government enforces applicable laws, it may hold companies liable for actions of their suppliers.

  Strict standards and an active enforcement policy are thus vital for a company such as Kohl's. I therefore ask the Board to prepare a report giving investors data about Kohl's efforts to assure that it is not doing business with overseas suppliers that exploit workers.

                    I URGE YOU TO VOTE FOR THIS RESOLUTION

  THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

  The Company recognizes the importance, as both an ethical and a business responsibility, of obtaining assurances that the merchandise it sells is manufactured in accordance with all applicable laws and that the rights and welfare of workers around the world are respected.

  The Company has always been committed to the highest ethical conduct and strict compliance with all applicable laws relating to its business dealings, with its vendors and suppliers ("Vendor Partners"), subcontractors and buying agents. The Company is deeply concerned about the issues raised in the Proposal and believes it has adequately addressed such issues by previous implementation of the policies and procedures described below.

  Products sold at the Company's stores are supplied by Vendor Partners who also supply other retail stores and chains. To a much lesser degree, the Company is also supplied by overseas Vendor Partners with whom the Company contracts through the Company's buying agent. Substantially all merchandise that the Company imports is purchased through the Company's buying agent. The Company does not engage directly in manufacturing.

  The Company has previously addressed the concerns raised in the Proposal by implementation of the following policies and procedures:

  . The Company adopted a formal business policy in October, 1996 entitled
    "Terms of Engagement for Kohl's Business Partners" (the "Policy") which emphasizes and restates the Company's longstanding philosophy that no merchandise purchased by the Company will be manufactured with the use of illegal labor conditions. The Policy focuses on the workplace conditions of, and legal compliance by all Vendor Partners, including, but not limited to, foreign vendors and suppliers.

  . The Policy is included in the Company's Vendor Partner's Guide mailed to all existing Vendor Partners in March of each year. New Vendor Partners receive a copy prior to the purchase of merchandise by the Company. The Company has also distributed its Policy to its buying agent and all Vendor Partners from whom the Company is considering the procurement of overseas merchandise directly or through its buying agent.

  . The Company requires each of its Vendor Partners to agree, in writing, to comply with the Policy as a precondition to the Company's approval of a prospective Vendor Partner and prior to the Company entering into purchase orders with such Vendor Partner. The Company also requires its buying agent to comply with the Policy and use its best efforts to ensure full compliance with the Policy by Vendor Partners. The Company's buying agent must also establish and follow policies and procedures to ensure compliance by Vendor Partners with the Policy and the Company's Purchase Order.

  . The Company's philosophy also appears in the Company's Purchase Order
    Terms and Conditions which is applicable to all transactions between the Company and each of its Vendor Partners. The Company's Purchase Order expressly requires all Vendor Partners to comply with all wage and hour and other labor laws and to warrant that neither Vendor Partners, nor any of their subcontractors shall use convict, slave, forced labor, child (14 years of age or younger) or indentured labor to process, manufacturer, label or ship merchandise. The Company's purchase order further provides that the Company may terminate any purchase order and withhold payment in the event of Vendor Partner non-compliance. The Company's Terms and Conditions are disseminated to its Vendor Partners at least once annually or are included on the Purchase Order itself.

  . The Company undertakes an inspection of prospective Vendor Partner's facilities and periodic random inspections before, during and at the completion of the merchandise production process of those Vendor Partner's facilities from whom the Company procures merchandise through its buying agent to ensure, to the extent reasonably practicable, that such Vendor Partners are in compliance with the Policy and the Company's Purchase Order Terms and Conditions. Inspections are documented by the Company's buying agent and if a violation is discovered the Company is notified and will take firm action that may include the cancellation of purchase orders, termination of a future business relationship with the Vendor Partner or notification of responsible authorities. Company employees also personally inspect selected facilities to verify compliance with the Policy and the Company's Purchase Order Terms and Conditions.

  . As a precondition to the Company's payment of Vendor Partners for merchandise procured through the Company's buying agent, Vendor Partners must submit a certification of compliance with the Policy.

  . The Company periodically reviews the Policy to determine whether in light of new developments, Policy modifications would be appropriate. The Company's Board of Directors is kept appraised of any new developments.

  . As with other matters of importance to shareholders, the Company is always ready and willing to discuss its Policy and the Company's compliance mechanisms with all interested shareholders.

  The Company believes that it has already addressed the concerns raised in the shareholder's proposal without further expenditure of valuable time and funds. As the foregoing describes, the Company is committed to assuring that its Vendor Partners treat their employees properly and in strict compliance with all applicable laws.

 FOR  THE ABOVE REASONS, THE  BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS  THAT
   SHAREHOLDERS  VOTE  AGAINST  THE  ADOPTION  OF  THIS  PROPOSAL.  PROXIES
     SOLICITED  BY  THE  BOARD  OF  DIRECTORS WILL  BE  SO  VOTED  UNLESS
       SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                                 OTHER MATTERS

COST OF SOLICITATION

  The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

SHAREHOLDER PROPOSALS

  Proposals that shareholders intend to present at the 1999 Annual Meeting of Shareholders must be received at the Company's executive offices in Menomonee Falls, Wisconsin no later than February 27, 1999, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by December 21, 1998 for consideration for inclusion in the proxy material for that meeting.

OTHER PROPOSED ACTION

  If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

VOTING PROCEDURES

  The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present with respect to that matter. These so-called "broker non-votes" will have no effect on the outcome of the voting. Abstentions will also have no effect on the outcome of the voting.

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

                                          By Order of the Board of Directors

                                          John F. Herma,
                                          Secretary

Menomonee Falls, Wisconsin
April 20, 1998

                              KOHL'S CORPORATION

                                   P R O X Y

                  Annual Meeting of Shareholders May 27, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WILLIAM S. KELLOGG, JAY H. BAKER, JOHN F. HERMA and R. LAWRENCE MONTGOMERY, and each or any of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KOHL'S CORPORATION, held of record by the undersigned on April 10, 1998, at the Annual Meeting of Shareholders of Kohl's Corporation to be held May 27, 1998, or at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2 and AGAINST Proposal No. 3. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 AND AGAINST PROPOSAL NO. 3 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)

                                                KOHL'S CORPORATION
                                                P.O. BOX 11011
                                                NEW YORK, N.Y. 10203-0011

1. Election of directors of the Company for a term of office expiring in 2001.

   FOR all nominees listed below  [_]

   WITHHOLD AUTHORITY to vote for all nominees listed below  [_]

   *EXCEPTIONS  [_]

   Nominees: John F. Herma, R. Lawrence Montgomery and Frank V. Sica (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

   *Exceptions _________________________________________________________________

2. Ratify appointment of Ernst & Young LLP as independent auditors.

   FOR  [_]   AGAINST  [_]   ABSTAIN  [_]

3. Shareholder proposal concerning foreign suppliers. (Management of the Company opposes this proposal.)

   FOR  [_]   AGAINST  [_]   ABSTAIN  [_]

4. In their discretion on such other business as may properly come before the meeting.

Change of Address and or Comments Mark Here  [_]

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

Dated ___________________________________, 1998


_______________________________________________
          (Signature of Stockholder)

_______________________________________________
    (Signature of Additional Stockholder)

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes must be indicated (x) in Black or Blue ink.    X